As filed with the Securities and Exchange Commission on April 5, 2024

Registration No. 333-230725

Registration No. 333-237243

Registration No. 333-254295

Registration No. 333-263155

Registration No. 333-270121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 No. 333-230725

Post-Effective Amendment No. 1 to Form S-8 No. 333-237243

Post-Effective Amendment No. 1 to Form S-8 No. 333-254295

Post-Effective Amendment No. 1 to Form S-8 No. 333-263155

Post-Effective Amendment No. 1 to Form S-8 No. 333-270121

UNDER

THE SECURITIES ACT OF 1933

NGM BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1679911
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Oyster Point Boulevard South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

NGM Biopharmaceuticals, Inc. 2008 Equity Incentive Plan

NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan

NGM Biopharmaceuticals, Inc. 2019 Employee Stock Purchase Plan

(Full Title of Plan)

David J. Woodhouse, Ph.D.

Chief Executive Officer

NGM Biopharmaceuticals, Inc.

333 Oyster Point Boulevard

South San Francisco, CA 94080

(650) 243-5555

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

NGM Biopharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each a “Registration Statement” and, collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock (the “Common Stock”), par value $0.001 per share, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (Registration File No. 333-230725), which was filed with the SEC on April 4, 2019, pertaining to the registration of 25,980,013 shares of Common Stock in the aggregate under the Registrant’s 2008 Equity Incentive Plan, Amended and Restated 2018 Equity Incentive Plan and 2019 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-237243), which was filed with the SEC on March 17, 2020, pertaining to the registration of 2,678,411 shares of Common Stock under the Registrant’s Amended and Restated 2018 Equity Incentive Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-254295), which was filed with the SEC on March 15, 2021, pertaining to the registration of 2,823,565 shares of Common Stock under the Registrant’s Amended and Restated 2018 Equity Incentive Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-263155), which was filed with the SEC on March 1, 2022, pertaining to the registration of 3,118,508 shares of Common Stock under the Registrant’s Amended and Restated 2018 Equity Incentive Plan; and

•

Registration Statement on Form S-8 (Registration File No. 333-270121), which was filed with the SEC on February 28, 2023, pertaining to the registration of 4,094,270 shares of Common Stock in the aggregate under the Registrant’s Amended and Restated 2018 Equity Incentive Plan and 2019 Employee Stock Purchase Plan.

Effective as of April 5, 2024, pursuant to an Agreement and Plan of Merger, dated as of February 25, 2024, by and among the Registrant, Atlas Neon Parent, Inc. (“Parent”), and Atlas Neon Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with any undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that were registered under the Registration Statements and remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment to the Registration Statement, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 5, 2024.

NGM Biopharmaceuticals, Inc.

By:	/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.